UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2014

GENERAL EMPLOYMENT ENTERPRISES, INC

(Exact name of registrant as specified in its charter)

Illinois	1-05707	36-6097429
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Tower Lane, Suite 2200, Oakbrook Terrace, Illinois	60181
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(630) 954-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On May 27, 2014, General Employment Enterprises, Inc. announced that its Ohio-based subsidiary, TRIAD Staffing, which provides superior safety training and injury protocol, will join the Ohio Bureau of Worker's Compensation (BWC) retro group retrospective rating program administered by Spooner, Inc. and sponsored by the National Management Association for the 2014 BWC policy year, which shall be July 1, 2014 through June 30, 2015.

On May 29, 2014, General Employment Enterprises, Inc. announced that Bill Paulding, former CEO of STAFFLOGIX, was named Manager of Business Development and Operations effective May 27, 2014.

Bill Paulding is a dynamic, results‐oriented leader with 15 years-experience and a proven track record in business development, executive management, organizational improvements and strategic planning within the staffing industry.  From 2006 to 2013, Mr. Paulding was the Chief Executive Officer of STAFFLOGIX, a full service staffing company, where he was responsible for setting the vision and strategic direction of the company. There, Mr. Paulding directed the executive team, sales and recruiting team, marketing and brand strategy, service offerings and built a strong company culture that tripled revenues in less than 5 years.  Moreover, Mr. Paulding was instrumental in expanding STAFFLOGIX from an IT staff augmentation company to a national full-service staffing firm which included entry into Light Industrial, Engineering, Accounting/Finance, Clerical, and Healthcare. Prior to founding STAFFLOGIX, Mr. Paulding was the President and Chief Executive Officer from 1996 to 2005 of SILYX Corporation, an information technology consulting company. There, Mr. Paulding developed and lead strategy for rapid sales growth – increasing revenues from $1 million to over $12 million. Having such extensive experience in both staffing and information technology industries, Mr. Paulding has become a subject-matter expert in the areas of recruitment, sales, management and information technology (as it impacts the industry).

Mr. Paulding holds a Bachelor of Science Degree in Communication and Business, and a Master of Science Degree in Technology and Media from Western Illinois University.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release issued by General Employment Enterprises, Inc. dated May 27, 2014.
99.2	Press release issued by General Employment Enterprises, Inc. dated May 29, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GENERAL EMPLOYMENT ENTERPRISES, INC.
(Registrant)

Date: May 29, 2014	By: /s/ Francis J. Elenio
Francis J. Elenio
Chief Financial Officer